Exhibit 99.1

[OBJECT OMITTED]
TENERA, Inc.
100 Bush Street, Suite 850
San Francisco, CA 94104
               TENERA Announces Directors' Approval of Dissolution


For Immediate Release
Tuesday, July 15, 2003

Contact:      Jeffrey Hazarian, Chief Executive Officer
              James Robison, Controller and Treasurer
              (415) 445-3200


         SAN FRANCISCO, CALIFORNIA-- TENERA, Inc. (AMEX: TNR; the "Company") announced today that the Board of Directors is proposing a plan of dissolution for ratification and approval by its shareholders at a Special Meeting of shareholders scheduled to be held in September 2003. The plan was approved by the Board of Directors, subject to shareholder approval, on July 15, 2003. Accordingly, a proxy statement will be prepared and distributed by the Company recommending approval of the plan.

         In reaching this decision, the Board considered that the Company has been unable to return to profitable quarterly results since the quarter ended September 30, 2000. The Company recorded net losses of $4.8 million and $2.0 million in 2002 and 2001, respectively. The Company's businesses have been adversely affected by the general economic downturn in the United States over the past couple of years. The economic slowdown, combined with the "melt-down" of the fortunes of the power-generating and power-trading industry, has resulted in less demand for new and existing power plant capacity, which had a direct effect on the Company's environmental consulting business. The economic slowdown has also put budgetary pressure on the federal government, with the result that certain programs of the Department of Energy in which the Company participates have been constrained. Additionally, the pressure of corporate cost-cutting by many U.S. corporations has resulted in reduced training opportunities for the Company's e-Learning activities; many clients and potential clients had not expanded their training activities to the levels originally expected because of reduced manpower and/or lower funding for training. Starting in 2001, responding to these economic conditions, the Company took steps to reduce its cash requirements through staff reductions, which further constrained the Company's ability to develop its businesses.
         Revenues have continued to decline over each succeeding quarter until the revenue in quarter ended December 31, 2002 totaled less than 40% of the revenues in the third quarter of 2000. The declines in revenue were spread across the Company's Professional and Technical Services segment; however it was most characteristic of the substantial decline in services requested by the Company's largest multi-year Professional and Technical Services contract with the Department of Energy's Rocky Flats Site (the "Site"). The decline in scope was consistent with budgetary pressure on the DOE as well as shifting needs at the Site as the remediation work was continuing along towards scheduled completion in 2006. As reported previously, management anticipated that in light of the current business environment, the Company will experience further reduction in revenues expected to be recognized in its Professional and Technical Services Segment during the remainder of 2003.


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         The decrease in consolidated revenues during this period was only slightly offset by the increase in e-Learning Segment activity; however the increased revenues came at a significant cost in cash resources. Cash reserves were being depleted to fund ongoing operating losses, since e-Learning revenue was insufficient to cover expenses, such as costs of e-Learning course and platform development, sales and marketing and administration. Initial funding of the e-Learning Segment came from the cash generated by the Company's Professional and Technical Services Segment. As previously reported, management believed that the cash expected to generated from the Professional and Technical Services Segment would be insufficient to provide funding necessary for further development of its e-Learning Segment. Also as previously reported, traditional financial lending institutions ceased to provide working capital lines of credit to fund for the Company's operations.
         Due to declining revenues, net losses, and declining cash balances, the Company's auditors issued "going concern" opinions at the end of the 2001 and 2002 calendar years. There has been uncertainty on how long the current downturn will last and when a sustained recovery may occur. Any further decline in the clients' markets or in general economic conditions would likely result in a further reduction in demand for the Company's products and services. Additionally, there has been a concern that the Company may have difficulty in collecting outstanding trade receivables from cash constrained clients, causing its own cash flow to be adversely affected. Also, in such an environment, pricing pressures could continue, negatively impacting gross margins.
         The Company has made considerable efforts to identify and evaluate strategic alternatives, including strategic partnerships. In June 2001, the Company's e-Learning subsidiary, GoTrain Corp. entered into a five-year strategic partnership agreement with SmartForce (now merged with SkillSoft) to co-develop and distribute ES&H and regulatory content via the SmartForce internet platform. Under the agreement, GoTrain retained ownership of its proprietary content and shared in the revenue of any GoTrain content sold by SmartForce. As part of the agreement, GoTrain was required to make an initial and quarterly payment SmartForce for platform license and maintenance, and integration of existing GoTrain content. In late 2002, due to the lack of achieving expected revenue growth over the first 18 months, GoTrain notified SkillSoft of a desire to restructure the agreement.
         Separately, GoTrain was able to raise $1.5 million in subordinated debt in early 2002; however, the cash infusion proved insufficient in light of slower than expected revenue growth. In the third quarter of 2002, the Company sought unsuccessfully additional external equity or working capital funding for the e-Learning enterprise. As previously reported, although management believed that the e-Learning segment has significant future potential, it was unable to identify funding sources beyond what it had previously raised in capital for that segment.
         To address the diminishing cash resource generation within the Professional and Technical Services Segment, management also contacted numerous potential debt and equity financial investors, including existing investors. After completing their respective due diligence processes, all potential and existing investors declined to enter into meaningful negotiations.
         As previously announced, the Board of Directors then concluded, in light of the extensive and unsuccessful efforts to locate a strategic or an investment partner for the Company, that it would be in the best interest of the shareholders to pursue the possibility of a merger, sale of assets or closure of the operating subsidiaries, collectively or individually.
         Management then contacted a number of companies that it thought may have an interest in merging or purchasing assets from the subsidiaries. Management attempted to schedule meetings with each of the prospective parties and subsequently solicited indications of interest from such parties.


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         The Company did not receive any expressions of merger interest from the parties for the e-Learning business, but an offer was received from its strategic partner, SkillSoft, for the e-Learning assets. Although the offered proceeds were considered by the Company to be a reasonable price for the assets sold, they did not provide surplus working capital.
         Similarly, the Company did not receive any expressions of merger interest from the independent parties approached for the Professional and Technical Services Segment's two subsidiaries: TENERA Energy, LLC ("Energy") and TENERA Rocky Flats., LLC ("Rocky Flats"). Thereafter, late in the first quarter of 2003, the Company reached agreement to transfer the ownership and operations of management of Energy to the former employees of the subsidiary. Late in the second quarter of 2003, a Rocky Flats joint venture partner, The S.M. Stoller Corporation, advised the Company that it was interested in assuming the obligations of certain Professional and Technical Services Rocky Flats site contracts and joint venture interests.
         As a result of these three separate sets of negotiations, the Company completed the sales of each of the subsidiary business operations by June 30, 2003. On July 15, 2003, the Board determined, based upon the expected net cash proceeds from the completed sales and management's belief that the Company would not be able to reduce expenses and personnel further, that the Company would not able to fund the reestablishment of an operating entity in order to profitably sell and market a product or service. The Board also reviewed projected estimates of expenses associated with an orderly liquidation of TENERA, as well as the cash on hand as of June 30, 2003. Since the Company did not have any offers to purchase the remaining non-operating assets at this time or to terminate favorably its long-term obligations, the Company was unable to effectively estimate the value of the net assets upon liquidation. The Board also considered other bankruptcy alternatives (such as provided for by the U.S. Bankruptcy Code) but believed that such alternatives would likely result in higher transaction costs and longer delays, further minimizing any possible distributions to shareholders.
         For these reasons, on July 15, 2003 the Board of Directors concluded that the dissolution and liquidation would have the highest probability of returning the greatest value to the shareholders.
         Also previously announced, the American Stock Exchange ("AMEX") had notified the Company that it does not meet certain of the Exchange's continued listing standards. The Company had previously responded that it was conducting a review of the alternatives available to the Company. The Company now intends to submit an amended response acknowledging the vote of the board of directors to dissolve and fully liquidate and that it will not present a plan that will meet the continued AMEX listing standards. The Company can provide no assurance of an alterative market to the AMEX for its outstanding shares.

         Statements contained in this press release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include plan to dispose of operating segments, economic slowdown, uncertainty of access to capital, reliance on major customers, history of losses, uncertainty of future profitability, competition, reliance on key personnel, uncertainty regarding industry trends and customer demand, and risk of government contracts audits. Additional risks are detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Form 10-K filed on April 15, 2003.

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